Exhibit 10.1
     [Employee RSU]
John B. Sanfilippo & Son, Inc. 2008 Equity Incentive Plan

Restricted Stock Unit Award Agreement

November 10, 2009
[Name]
[Address]
[City]
In accordance with the terms of the John B. Sanfilippo & Son, Inc. 2008 Equity Incentive Plan (the “Plan”), pursuant to action of the Compensation Committee (the “Committee”) of the Board of John B. Sanfilippo & Son, Inc. (the “Company”), the Company hereby grants to you (the “Recipient”), subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (including Annex A hereto), Restricted Stock Units (“RSUs”), as set forth below.
Unless otherwise specified, capitalized terms shall have the meanings specified in the Plan. The terms and conditions of the Plan are incorporated by reference and govern except to the extent that, when permitted by the Plan, this RSU Award Agreement provides otherwise.
Each RSU corresponds to one share of the Company’s Common Stock (“Share”). An RSU is an unfunded and unsecured promise by the Company to deliver one Share on a future date as set forth herein. Until such delivery, you only have the rights of a general unsecured creditor of the Company and not as a stockholder with respect to the Shares underlying your RSUs.

Number of RSUs Granted:	[#]

Date of Grant:	November 10, 2009

Period of Restriction:	Date of Grant through November 10, 2012.

Share Payment Date:	Each RSU will convert to one Share on the day following the date the Period of Restriction ends with respect to that RSU, or such other date(s) as are specified by the Recipient in a valid deferral election filed with the Company, with the Share being delivered to the Recipient as soon as administratively possible thereafter, (but no later than 60 days thereafter).

[Employee RSU]

Dividend Equivalents:	If a valid deferral election is made by the Recipient, then during the period from the first day after the Period of Restriction through the Share Payment Date, each RSU shall include a right to Dividend Equivalents, if any, issuable during such period and for which the applicable record date occurs during such period. Such Dividend Equivalents shall be paid to the Recipient on a current basis (less applicable withholding). “Dividend Equivalents” are a right to receive an amount equal to the dividends or property distributions that would have been made in respect of each Share underlying an RSU (other than dividends or distributions of securities to the extent covered in Section 12.6 of the Plan).
RSUs are subject to forfeiture as provided herein (including Annex A) and the Plan.
Further terms and conditions of your Award of RSUs are set forth in Annex A, which is an integral part of this RSU Award Agreement.
By accepting this Award, you hereby acknowledge the receipt of a copy of this RSU Award Agreement including Annex A, and a copy of the Plan and agree to be bound by all terms and provisions hereof and thereto.

Tom Fordonski Vice President, Human Resources John B. Sanfilippo & Son, Inc.

[Employee RSU]
Annex A

Restricted Stock Unit Award Agreement

Further Terms and Conditions of Award. It is understood and agreed that the Award of RSUs evidenced by the RSU Award Agreement to which this is annexed is subject to the following additional terms and conditions:
1.	Termination of Service. Upon the Recipient’s Termination of Service, all unvested RSUs (RSUs for which the Period of Restriction has not lapsed) shall be treated as follows:
a.	Death or Permanent Disability — If the Recipient’s Termination of Service is on account of death or Permanent Disability, then a pro-rated number of the unvested RSUs shall immediately become nonforfeitable and the restrictions with respect to the pro-rated number of RSUs shall lapse as of the date of death or the date the Committee determines that the Permanent Disability occurred and all remaining unvested RSUs shall be forfeited; in determining the pro-rated number of unvested RSUs that shall have their restrictions lapse, the number of unvested RSUs will be multiplied by a fraction, the numerator of which equals (i) in the case of death, the number of full months during the Period of Restriction that the Recipient was employed by the Company or (ii) in the case of a Permanent Disability, the number of full months during the Period of Restriction prior to the date the Committee determines that a Permanent Disability occurred, and the denominator of which is thirty—six (36); and

b.	Any Other Reason — If the Recipient’s Termination of Service is on account of any other reason, including Retirement, then all unvested RSUs shall be forfeited as of the end of the day of such Termination of Service.
2.	Share Payment Date Deferral. If the Recipient makes a valid deferral election with respect to the RSUs in accordance with the requirements of Code Section 409A and as prescribed by the Committee, then the Shares underlying the RSUs for which restrictions have lapsed shall be paid out in accordance with such deferral election. Notwithstanding anything else herein to the contrary, if Recipient is a “specified employee” for purposes of Code Section 409A at the time of the Recipient’s Termination of Service and if an exception under Code Section 409A does not apply, any payment to the Recipient under this RSU Award Agreement that is payable on account of a Termination of Service (other than death or Permanent Disability) shall be delayed until six (6) months after the Recipient’s Termination of Service (other than death or Permanent Disability) as required by Code Section 409A.

3.	Fractional Shares. If any calculation of Shares to be awarded or to be forfeited or to be released from restrictions or limitations would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.

[Employee RSU]
4.	Tax Withholding. With respect to the minimum statutory tax withholding required upon the date the Period of Restriction ends, the Company may satisfy such withholding requirements by withholding from other wages, compensation and amounts owed to the Recipient or by withholding Shares upon the date that the restrictions lapse to such RSUs, in whole or in part, but only with regard to that portion of the RSUs for which the Period of Restriction has ended.

5.	Ratification of Actions. By accepting the RSU Award or other benefit under the Plan, the Recipient and each person claiming under or through him shall be conclusively deemed to have indicated the Recipient’s acceptance and ratification of, and consent to, any action taken under the Plan or the RSU Award by the Company, the Board or the Committee.

6.	Notices. Any notice hereunder to the Company shall be addressed to its Vice President, Human Resources, and any notice hereunder to Recipient shall be addressed to him or her at the address contained in the Company’s records, subject to the right of either party to designate at any time hereafter in writing some other address.

7.	Nontransferability. Recipient may not sell, transfer, assign, pledge or otherwise dispose of the RSUs covered by this RSU Award Agreement, other than by will or by the laws of descent and distribution until the Share Payment Date.

8.	No Employment Rights. This RSU Award Agreement does not provide Recipient with any rights to continued employment with the Company or a Subsidiary. The Company and its Subsidiaries reserve the right to terminate Recipient’s employment at any time, with or without cause.

9.	Governing Law and Severability. This RSU Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. To the extent not preempted by Federal law, the RSU Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions. The provisions of this RSU Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

10.	Definitions. Capitalized terms not otherwise defined in the RSU Award Agreement or in this Annex A attached thereto shall have the meanings given them in the Plan.

11.	Code Section 409A. It is intended that this RSU Award Agreement will comply with Code Section 409A to the extent applicable, and the Plan and the RSU Award Agreement shall be interpreted and construed on a basis consistent with such intent. The RSU Award Agreement may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with (or exemption from) Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for any benefits or amounts deferred or paid pursuant to this RSU Award Agreement.

12.	Waiver. The Recipient and every person claiming under or through the Recipient hereby waives to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with the Plan or this RSU Award Agreement issued pursuant to the Plan.

[Employee RSU]
13.	Interpretation. The Committee shall have final authority to interpret and construe the Plan and this RSU Award Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Recipient and his/her legal representative in respect of any questions arising under the Plan or this RSU Award Agreement.

14.	Securities Laws. The Recipient acknowledges that certain restrictions under state or federal securities laws may apply with respect to the Shares underlying the RSUs granted pursuant to this RSU Award Agreement, even after the Shares have been delivered to the Recipient. Specifically, Recipient acknowledges that, to the extent he or she is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the Shares underlying the RSUs granted pursuant to this RSU Award Agreement are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144). Recipient hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws.